Exhibit 3.1

Second Amendment to the
Amended and Restated Bylaws of Vishay Intertechnology, Inc.

The Amended and Restated Bylaws (as amended, the “Bylaws”) are hereby amended, effective February 21, 2023, as follows:

1. Section 6 of Article I (Stockholders) of the Bylaws is hereby amended by deleting the Subsection captioned “Stockholder List” in its entirety and replacing such Subsection as set forth below:

“- STOCKHOLDER LIST.  There shall be prepared, no later than the tenth day before every meeting of stockholders, a complete list of the stockholders, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of ten days ending on the day before the meeting date, either (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting or (b) at a place within the city or other municipality or community where the meeting is to be held, which place shall be specified in the notice of the meeting, or if not so specified, at the place where the meeting is to be held.

2. Section 6 of Article I (Stockholders) of the Bylaws is hereby amended by adding the following sentence at the end of the Subsection captioned “Proxy Representation”:

“Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board.”

3.	A new Section 8 of Article I (Stockholders) of the Bylaws is hereby added as set forth below:

“8. NOMINATIONS AND PROPOSALS.
A. Nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the corporation’s notice of meeting, (b) by or at the direction of the Board of Directors (or, with respect to director nominations, by any committee whose responsibilities include director nominations), or (c) by any stockholder of the corporation who (i) was a stockholder of record at the time of giving of notice provided for in this Section 8 and at the time of an annual meeting, (ii) is entitled to vote at the meeting and (iii) complies in all respects with the notice procedures set forth in this Section 8 as to such proposals or nominations. Clause (c) in the foregoing sentence provides the exclusive means for a stockholder to make nominations or submit proposals of other business (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended and the rules and regulations thereunder (as so amended, inclusive of such rules and regulations, the “Exchange Act”) and included in the corporation’s notice of meeting) before an annual meeting of stockholders.  The only matters that may be brought before a special meeting are the matters specified in the notice of meeting given by or at the direction of the Board of Directors pursuant to the Section captioned “CALL” above, and stockholders  shall not be permitted to propose business to be brought before a special meeting of the stockholders.  Stockholders seeking to nominate persons for election to the Board of Directors must comply with this Section 8.

B. Without qualification, for any nominations or any other business to be properly brought before an annual meeting by a stockholder pursuant to this Section 8, (a) the stockholder must have (i) given timely notice thereof in writing to the Secretary of the corporation, (ii) provided the information, agreements and questionnaires with respect to such stockholder and its proposed business or candidate for nomination as required to be set forth by this Section 8, (iii) provided any updates or supplements to such notice at the times and in the forms required by this Section 8 and (b) such other business must otherwise be a proper matter for stockholder action under the General Corporation Law.  To be timely, a stockholder’s notice (other than a request for inclusion of a proposal in the corporation’s proxy statement pursuant to Rule l4a-8 of the Exchange Act) shall be delivered to, or mailed and received at, the Secretary at the principal executive offices of the corporation not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of such annual meeting is more than 30 days before or after such anniversary date, notice by the stockholder to be timely must be so delivered not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure announcement of the date of the annual meeting was made. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above. In no event may a stockholder  provide timely notice with respect to a greater number of director candidates than are subject to election by stockholders at the applicable meeting. To be in proper form, a stockholder’s notice (whether given pursuant to this Subsection 8.B or Subsection 8.D below) to the Secretary must:
I. set forth, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (i) the name and address of such stockholder, as they appear on the corporation’s books, and of such beneficial owner, if any, (ii) (a) the class or series and number of shares of the corporation which are, directly or indirectly, owned beneficially (within the meaning of Rule 13d-3 under the Exchange Act) and of record by such stockholder and such beneficial owner, (b) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the corporation or with a value derived in whole or in part from the value of any class or series of shares of the corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the corporation or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder or beneficial owner, if any, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the corporation, including a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder and any such beneficial owner, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the corporation, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or any such beneficial owner, with respect to shares of stock of the corporation, (c) any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder or beneficial owner, if any, has a right to vote any shares of any security of the corporation or has granted any such right to any person or persons, (d) any short interest in any security of the corporation (for purposes of these bylaws a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (e) any rights to dividends on the shares of the corporation owned beneficially by such stockholder that are separated or separable from the underlying shares of the corporation, (f) any proportionate interest in shares of the corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (g) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of shares of the corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder’s immediate family sharing the same household (which information shall be supplemented by such stockholder and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date), (iii) any material pending or threatened legal proceeding in which such stockholder is a party or material participant involving the corporation or any of its officers or directors, or any affiliate of the corporation, (iv) any other material relationship between such stockholder, on the one hand, and the corporation, or any affiliate of the corporation, on the other hand, (v) any direct or indirect material interest in any material contract or agreement of such stockholder with the corporation or any affiliate of the corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (vi) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, (vii) a representation that such stockholder intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to approve or adopt the proposal, otherwise solicit proxies from stockholders in support of such proposal, or  solicit proxies in support of any proposed nominee in accordance with Rule 14a-19 promulgated under the Exchange Act and (viii) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;
II. if the notice relates to any business other than a nomination of a director or directors that the stockholder proposes to bring before the meeting, set forth (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such stockholder and beneficial owner, if any, in such business, (ii) a reasonably detailed description of all agreements, arrangements and understandings between (or among) such stockholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (iii) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these bylaws, the language of the proposed amendment), and (iv) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14 (a) of the Exchange Act;

III. set forth, as to each person, if any, whom the stockholder proposes to nominate for election or reelection to the Board (i) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (ii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K promulgated under the Exchange Act if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and
IV. with respect to each nominee for election or reelection to the Board, include a completed and signed questionnaire, representation and agreement referred to in Subsection 8.J below.
In addition to the information required above, the corporation may require any proposing stockholder to furnish such other information as the corporation may reasonably request in order to determine the eligibility or suitability of a candidate’s nominee to serve as a director of the corporation, or that could be material to a stockholder’s understanding of the independence, or lack thereof, of such proposed nominee, under the listing standards of each securities exchange upon which the corporation’s securities are listed, any applicable rules of the Securities and Exchange Commission, any publicly disclosed standards used by the Board of Directors in selecting nominees for election as director and for determining and disclosing the independence of the corporation’s directors, including those applicable to a director’s service on any of the committees of the board of directors, or the requirements of any other laws or regulations application to the corporation.  If requested by the corporation, the supplemental information required under this paragraph shall be provided by such stockholder within 10 days after it has been requested by the corporation.
C. Notwithstanding anything in the second sentence of Subsection 8.B to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement by the corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 8 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the corporation.

D. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the corporation’s notice of meeting (or any supplement thereto) as described in the Subsection captioned “NOTICE OR WAIVER OF NOTICE” above. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the corporation’s notice of meeting (or any supplement thereto) (a) by or at the direction of the Board of Directors or (b) provided that the notice of meeting specifies that directors shall be elected at such meeting, by any stockholder of the corporation who (i) is a stockholder of record at the time of giving of notice provided for in this Subsection 8.D at the time of the special meeting, (ii) is entitled to vote at the meeting, and (iii) complies with the notice procedures set forth in Subsection 8.B as to such nomination (other than with respect to timing requirements, which shall be governed by the next sentence). In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, for any stockholder entitled to vote in such election of directors to nominate a person or persons (as the case may be) for election to such position(s) as specified in the corporation’s notice of meeting, the stockholder must have given timely notice thereof in writing to the Secretary of the corporation, which notice shall set forth the information otherwise required to be included in a notice of a nomination to be made at an annual meeting in accordance with Subsection 8.B, and provide any updates or supplements to such notice required by this Subsection 8.D. To be timely, a stockholder’s notice with respect to any such nomination (including the completed and signed questionnaire, representation and agreement required by Subsection 8.J below) shall be delivered to the Secretary at the principal executive offices of the corporation not earlier than the close of business on the 90th day prior to the date of such special meeting and not later than the close of business on the later of the 60th day prior to the date of such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall any adjournment or postponement of a special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above. The chairperson of a special meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 8 and, if the chairperson should so determine, any such business not properly brought before the meeting shall not be transacted.
E. Any stockholder providing notice of nominations of persons for election to the Board at a special meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice under this Section 8 shall be true and correct as of the record date for determining the stockholders entitled to notice of the meeting and as of the date that is 10 business days prior to the date of the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary of the corporation at the principal executive offices of the corporation not later than 5 business days after the record date for determining the stockholders entitled to notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than 5 business days prior to the date of the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the date of the meeting or any adjournment or postponement thereof).
F. Only such persons who are nominated in accordance with the procedures set forth in these bylaws shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in these bylaws. Except as otherwise provided by law, the certificate of incorporation or these bylaws, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in these bylaws and, if any proposed nomination or business is not in compliance with these bylaws, to declare that such defective proposal or nomination shall be disregarded.
G. For purposes of this Section 8, “public announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.
H. Notwithstanding the provisions of this Section 8, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in Section 8 of these bylaws; provided, however, that any references in these bylaws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Subsection 8.A(c) or Subsection 8.D of these bylaws.  Nothing in these bylaws shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any class or series of shares of the corporation having preference over the Common Stock as to dividends or upon liquidation if and to the extent provided for under law, the certificate of incorporation or these bylaws.

I. Notwithstanding the foregoing provisions of this Section 8, unless otherwise required by law, no stockholder shall solicit proxies in support of director nominees other than the corporation’s nominees unless such stockholder has complied with Rule 14a-19 promulgated under the Exchange Act in connection with the solicitation of such proxies in all respects, including but not limited to the minimum solicitation and notice requirements. If any such stockholder (1) provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act and (2) subsequently fails to comply with the requirements of Rules 14a-19(a)(2) and Rule 14a-19(a)(3) promulgated under the Exchange Act, then the corporation shall disregard any proxies or votes solicited for such stockholder’s candidates. Upon request by the corporation, if a stockholder provides notice pursuant to Rule14a-19(b) promulgated under the Exchange Act, such stockholder shall deliver to the corporation, no later than 5 business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) and 14a-19(b) and the corporation will determine whether such stockholder complied in all respects.
J. To be eligible to be a nominee for election or reelection as a director of the corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Subsection 8.B or Subsection 8.D, as applicable) to the Secretary of the corporation at the principal executive offices of the corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the corporation or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the corporation, with such person’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (C) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the corporation.”